Exhibit 99.1

Silver Star Proxy Discussion August 14, 2025 Al Hartman For shareholder information only. Not legal, financial, or investment advice. Statements may include opinions or forward - looking information subject to change.

Today’s Objectives: ● Review mismanagement that resulted in destruction of 70% of company value and how value can be salvaged ● Discuss 3 specific areas in flagrant breaking of the law ● Explain Haddock’s stock award of 3 millions shares ● Introduce the new independent board members ● Provide an open forum to address your questions directly For shareholder information only. Not legal, financial, or investment advice. Statements may include opinions or forward - looking information subject to change.

Proposed Independent Board Nominees Brent Longnecker – Governance & Compliance Expert ● National authority on board strategy, risk & accountability ● Advised 2,500+ public & private boards ● Brings independence, transparency & shareholder - first focus Benjamin Thomas – Entrepreneur & Real Estate Operator ● 40+ acquisitions & $350M+ in successful exits ● Hands - on operator with strong asset repositioning expertise ● Focused on cash flow, disciplined investment & value restoration Allen R. Hartman – Founder & Former CEO of Hartman Properties/Silver Star ● Built & led Hartman Properties/Silver Star for 30+ years, raising $500M+ in equity ● Major shareholder, deeply aligned with investors ● Committed to maximizing asset value and returning shareholder capital 3

Sharp Decline in Shareholder Value ● NAV dropped ~70% since 2022 under current leadership. ● Strategic missteps and failure to uphold fiduciary duties accelerated losses. ● Market confidence eroded due to lack of transparency and governance failures. 4 Dates shown in parentheses reflect the month and year the NAV was reported or filed with the SEC, not the actual valuation date. Hartman left 10/22 NAV per Share Year $12.08 2020 $12.08 2021 $6.25 2022 $2.70 2023 $2.01 2024

Silver Star Value 5 Total Company Equity Asset Debt Asset Value $80 Million $0 $80 Million Legacy Assets $55 Million $35 Million $90 Million Storage Assets $0 $67 Million $67 Million Walgreens $135 Million $102 Million $237 Million

Legacy Assets Occupancy 6 Current Occupancy Prior Occupancy 57% 80% Three Forest 55.7% 80% Westheimer 58.8% 85% 601 Sawyer 68.9% 90% The Preserve 50% 90% One Technology 50% 70% Cornerstone 56.7% 83%

Legacy Assets Dumped at Fire - Sale Prices ● Sales prices per sq. ft. collapsed over 18 months : ○ 2023: $118/sq ft ○ 1H 2024: $106/sq ft ○ 2H 2024: $36/sq ft ○ 1H 2025: $38/sq ft ● Shows declining occupancy & asset neglect after leadership change ● Demonstrates lack of value preservation and strategic foresight 7 *2023 sales figures exclude Quitman location data - $83/sq ft when included.

Mini Storage Assets: Immediate Sale Required ● Losing Money : Assets debt cost $8.69M annually but only generate $5.88M - creating $2.81M in losses each year ● Poor Returns : Only 4.61% return on $127.5M investment while paying up to 19.33% interest on debt ● Wasted Shareholder Money : $32.87M of investor funds in failing assets instead of being returned to shareholders ● Solution : Sell immediately to pay down expensive debt and return cash to investors 8

Legal Violations Three Flagrant Ways SSP Broke the Law ● Soliciting Proxy Votes with no Financial Audit ○ Violation of SEC Regulations ● Lying about Consent Solicitation to SEC ○ It did not include the Revocations ○ 51% votes - 30% revocations = 21% net votes received ● Books and Records Requests ○ They broke the law by not providing: i. Shareholder Lists ii. Financial Statements iii. Property Occupancy iv. Property Sale Prices 9

How Haddock’s Stock Increased by 2M Shares ● Executed a 3:1 “flip - in” maneuver that tripled his shareholding ● Turned 1M shares into 3M ● High salaries taken as per SEC Filing dated on May 29, 2025 ● Timing aligned with sharp declines in shareholder value ● Breaking fiduciary responsibilities and creating conflict for themselves 10

Shareholder Exclusion from 3:1 Flip - In Event Shareholder reported direct communication with Haddock: ● Haddock stated that shareholders were excluded from receiving additional shares because "part of the Hartman group. ” ● When shareholder questioned this exclusion, Haddock responded: “Have your attorney call my attorney.” ● Selective allocation allowed Haddock’s personal stock holdings to increase , while reducing ownership share of 20%. ● Raises serious concerns regarding fairness, transparency, and potential legal violations. Note: Source is a verified shareholder who wishes to remain anonymous. 11

Proposed Independent Board Nominees Brent Longnecker – Governance & Compliance Expert ● National authority on board strategy, risk & accountability ● Advised 2,500+ public & private boards ● Brings independence, transparency & shareholder - first focus Benjamin Thomas – Entrepreneur & Real Estate Operator ● 40+ acquisitions & $350M+ in successful exits ● Hands - on operator with strong asset repositioning expertise ● Focused on cash flow, disciplined investment & value restoration Allen R. Hartman – Founder & Former CEO of Hartman Properties/Silver Star ● Built & led Hartman Properties/Silver Star for 30+ years, raising $500M+ in equity ● Major shareholder, deeply aligned with investors ● Committed to maximizing asset value and returning shareholder capital 12

Your Questions & Feedback All questions are welcome Our commitment: clear, direct answers Together, we can restore accountability and value For shareholder information only. Not legal, financial, or investment advice. Statements may include opinions or forward - looking information subject to change.